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                  [LETTERHEAD OF WESTRUP, KLICK & ASSOCIATES]



                  EXTREMELY URGENT - IMMEDIATE ACTION REQUIRED
                  --------------------------------------------


                               February 11, 1997



COPY BY FACSIMILE TRANSMISSION
ORIGINAL BY U.S. MAIL
------------------------------

Greg Gilbert, Chairman
StarTronix, Inc.
2402 Michelson Drive, Suite 160
Irvine, California 92715
Facsimile: (714) 223-8977


Greg Gilbert, Chairman
StarTronix International, Inc.
2402 Michelson Drive, Suite 160
Irvine, California 92715
Facsimile: (714) 474-9200


     Re:  EMPLOYMENT OF GERALD FITCH AND ROBERT PATTON


Dear Mr. Gilbert:

     This firm has been retained by Messrs. Fitch and Patton with regard to their wrongful termination by StarTronix International, Inc. ("International") and StarTronix, Inc. ("StarTronix"), respectively.

     I am advised that International has entered into a series of agreements with Lloyd Adams and his related entities which are in violation of the fiduciary duties owed to the shareholders of the corporation. I am further advised that International has engaged in various promotional activities which include, but are not limited to, misrepresentations to investors as to the profitability of the corporation, the financial condition of the corporation, as well as the present and future business activities of the corporation. These actions have resulted in misleading various investors as to the value of the stock of the corporation.
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Greg Gilbert
StarTronix, Inc.
StarTronix, International, Inc.
February 11, 1997
Page 2


        Messrs. Fitch and Patton have objected to these improper business practices and have also objected to your actions which have been taken without board approval and in violation of your fiduciary duties owed to the corporations and the shareholders.

        As a result of the resistance of Messrs. Fitch and Patton to these improper business practices, you have terminated the services of Mr. Patton and have demanded the resignation of Mr. Fitch. These actions have been taken in violation of the employment contracts of Messrs. Fitch and Patton.

        This letter shall serve as written notice that Mr. Fitch hereby resigns as a director of International. Demand is hereby made that you advise the Securities and Exchange Commission of the resignation of Mr. Fitch and that you provide the Securities and Exchange Commission with a copy of this letter in connection with the notice of resignation by way of a Form 8-K attached to explain the reason for his resignation.

        This letter shall also serve as the demand of Messrs. Fitch and Patton, as minority shareholders of International, that the most recent 10-Q of the corporation be amended to correctly reflect the true facts as to the financial condition of the corporation and the improper business practices in which you have engaged. Demand is further made that you immediately comply with all of the requirements of the employment contracts of my clients.

        You have not legally terminated my clients, however, since you have elected to improperly remove them from their medical and dental plans, demand is hereby made that you reinstate them immediately. In mitigation of his damage, you find enclosed a duly executed COBRA continuation form.

        In the event that you have failed to provide me with written confirmation of your compliance with the demands contained herein prior to the close of business on February 13, 1997 a legal action will be undertaken to protect the interests of my clients.


                                Very truly yours,

                                WESTRUP, KLICK & ASSOCIATES


                                /s/ R. DUANE WESTRUP
                                -------------------------------
                                    R. Duane Westrup